For Immediate Release: August 13, 2018

Julius Buchanan / Joseph Kuo
Haven Tower Group LLC
424-652-6520, ext. 114 / 424-652-6520, ext. 101
jbuchanan@haventower.com or jkuo@haventower.com

Griffin Capital Essential Asset® REIT Closes
$125 Million Perpetual Preferred Private Offering
Shares Purchased by Korean Trust

El Segundo, Calif. (August 13, 2018) – Griffin Capital Essential Asset REIT, Inc. (the “REIT”) announced the issuance of $125 million of Series A Cumulative Perpetual Convertible Preferred Stock in a private exempt offering. The closing is the first tranche of a total of $250 million of Perpetual Preferred, the balance of which the REIT anticipates will be issued within sixty days. The holders of the Series A Preferred Shares will receive an initial annual distribution of 6.55 percent and the holder(s), at its option, has the right to convert its shares into common stock of the REIT any time after five years from the issuance thereof. The Series A Preferred Shares were purchased in their entirety by SHBNPP Global Professional Investment Type Private Real Estate Trust No. 13 (H), a trust sponsored by Hana Financial Investment, the sole bookrunner. The lead investor in the trust is NH Investment & Securities and Shinhan BNP Paribas Asset Management is the trust asset manager. The REIT currently intends to leverage the $125 million of preferred equity to purchase approximately $200 million of additional net-leased real estate assets.

“After several months of relationship building, we could not be more pleased to have completed the first leg of this equity transaction,” said Kevin A. Shields, Chairman and Chief Executive Officer of the

REIT. “It was a pleasure to work closely with Hana Financial and the teams at both NH and Shinhan and we hope this is the first in a series of transactions we can accomplish together.”

Griffin Capital’s Chief Investment Officer, and the REIT’s President, Michael J. Escalante, commented, “We are excited to have sourced competitively-priced capital to allow the REIT to continue to grow its asset base, diversify the tenant portfolio and lengthen our average lease duration. This is the second time we have accessed the preferred equity market to facilitate our expansion with capital, and once deployed, will be accretive to the REIT and our shareholders.”

About Griffin Capital Essential Asset REIT
Griffin Capital Essential Asset REIT, Inc. is a publicly-registered non-traded REIT with a portfolio, as of June 30, 2018, of 76 office and industrial properties totaling 20.1 million rentable square feet, located in 20 states, representing total REIT capitalization of approximately $3.2 billion. Griffin Capital Essential Asset REIT, Inc. is one of several REITs sponsored or co-sponsored by Griffin Capital. To learn more about Griffin Capital Essential Asset REIT, please visit: https://www.griffincapital.com/griffin-capital-essential-asset-reit

About Griffin Capital Company, LLC
Griffin Capital Company, LLC ("Griffin Capital") is a leading alternative investment asset manager with $10.75 billion* in assets under management. Founded in 1995, the privately held firm is led by a seasoned team of senior executives with more than two decades of investment and real estate experience and who collectively have executed more than 650 transactions valued at over $22.0 billion.

The firm manages, sponsors or co-sponsors a suite of carefully curated, institutional quality investment solutions distributed by Griffin Capital Securities, LLC to retail investors through a community of partners, including independent and insurance broker-dealers, national wirehouses, registered investment advisory firms and the financial advisors who work with these enterprises. Additional information is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures. As of June 30, 2018.

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